Exhibit 3(b)

RED OAK CAPITAL FUND V, LLC
7.50% Senior Secured Bonds (Series A Bonds)
CUSIP No. [●]
ISIN No. [●]

No. [●]	No. of 7.50% Senior Secured Bonds (the “Series A Bonds”): [●] Principal Amount of the Bonds: $[●]

RED OAK CAPITAL FUND V, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of up to $[●], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Series A Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Quarterly payments commencing [●] and occurring on each January 25th , April 25th, July 25th and October 25th thereafter until the Series A Bonds are no longer outstanding. The initial interest payment for all Series A Bonds shall be prorated to include interest accrued from the date of issuance through the end of the fiscal quarter immediately preceding such Interest Payment Date.

Record Dates: The last day of each fiscal quarter pertaining to an Interest Accrual Period (as defined in the Indenture).

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [●]

RED OAK CAPITAL FUND V, LLC,
a Delaware limited liability company

By:
Name:
Its:           Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 6.5% Senior Secured Bonds described in the within-mentioned Indenture. Dated: [●].

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

(Reverse of Bond)

7.50% Senior Secured Bonds (Series A Bonds)

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of [●] (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $50,000,000 in the aggregate of Series A Bonds and Series Ra Bonds of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest and Contingent Interest.

(a) The Company promises to pay interest on the principal amount of the Series A Bonds at 7.50% per annum from the date of issuance, up to but not including the earlier of: (i) December 31, 2026 or (ii) the second anniversary of the termination of the offering (the “Maturity Date”), in each case, subject: (y) to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension after the Repayment Election and at least 60 days prior to the Maturity Date and (z) any renewal of the Series A Bonds as prescribed in the Indenture. Any such renewal of a Series A Bond will be for a term of five years. The Company will pay interest due on the Series A Bonds on the Interest Payment Dates. Interest on the Series A Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Series A Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Upon maturity, redemption or renewal, we will make a payment to the Bondholders equal to the Spread times 20.0% (the “Contingent Interest Payment”).

“Spread” for a Bond shall equal the greater of (i) zero or (ii) such Bond’s Allocable Share of Revenue less such Bond’s Allocable Share of Expenses, each calculated for the period beginning with the date of issuance or the last Contingent Interest Payment for such Bond, whichever is more recent.

“Allocable Share of Revenue” for each Bond shall equal the total revenue from investments divided by the total number of outstanding Bonds.

“Allocable Share of Expenses” for each Bond shall equal Series Specific Expenses plus Expenses.

“Series Specific Expenses” shall be equal to offering expenses, asset management fees and interest expenses specific to Series A Bonds or Series Ra Bonds, as applicable, divided by the total number of outstanding Series A Bonds or Series Ra Bonds, respectively.

“Expenses” shall be equal to offering expenses and acquisition fees allocable to all Bonds divided by the total number of outstanding Bonds.

SECTION 2. Method of Payment. The Company will pay interest on the Series A Bonds to the Persons who are registered holders of Series A Bonds at the close of business on Record Date, even if such Series A Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Series A Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Series A Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, interest any other amounts due on the Series A Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of Series A Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, N.A. will act as paying agent and registrar. The Company may change the paying agent or registrar without notice to the holders of Series A Bonds. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Series A Bonds under the Indenture. The terms of the Series A Bonds include those stated in the Indenture for a complete description of the terms of the Series A Bonds. The Series A Bonds are subject to all such terms, and holders of Series A Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. We may redeem the Series A Bonds, in whole or in part, without penalty within 18 months of the Maturity Date. If the Series A Bonds are renewed for an additional term, we may redeem the Series A Bonds at any time during such renewal period. Any redemption of a Series A Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds, plus any Contingent Interest Payment due to such holder of Series A Bonds. If we plan to redeem the Series A Bonds, we will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Series A Bonds, the particular Series A Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Except as set forth in this Section 5, or pursuant to Section 3.04 of the Indenture, the Series A Bonds may not be redeemed by the Company.

SECTION 6. Redemption at Option of Holder.

(a)
Beginning on January 1, 2024 and continuing through the Maturity Date, the holders of the Series A Bonds will have the right to cause the Company to redeem all or any portion of the holder’s Series A Bonds.  To effect a redemption, the applicable holder (the “Redeeming Holder”) must submit a written request to the Company, with a copy to the Trustee, for the redemption of all or a portion of its Series A Bonds (the “Redemption Request”). All redemptions under this Section 6 will be subject to and limited by the Annual Cap (as defined below). No further redemptions will be permitted under this Section 6 in a calendar year if the sum of the aggregate principal amount of Series A Bonds previously redeemed during such calendar year pursuant to this Section 6 or Section 3.04 of the Indenture meets or exceeds the Annual Cap. Interest will accrue on any Series A Bond redeemed hereunder until the actual date of redemption of such Bond, which date shall be not later than 120 days following the Company’s actual receipt of the applicable Redemption Request (the “Redemption Date”).  Redemptions will be effected by payment of the applicable Redemption Price (as defined below) on the Redemption Date, as further described below. Any Series A Bond not accepted for redemption will continue to be outstanding and accrue interest pursuant to its terms.

(b)
For purposes of this Section 6, the capitalized terms set forth below shall have the definitions herein ascribed to them:

(1)
“Annual Cap” shall mean for any calendar year an amount equal to fifteen percent (15%) of the outstanding principal amount of Series A Bonds as of January 1 of such calendar year. The Company has the right to reserve up to one-third of this fifteen percent (15%) limit for Bonds redeemed as a result of a Bondholder’s right upon death, disability or bankruptcy as described in the Indenture.

(2)
“Redemption Price” shall mean, per Bond: (i) for Redemption Requests received on or after July 1st of the first year following the year of issuance and on or after January 1, 2024 and on or before January 1, 2026, $880.00, plus accrued but unpaid interest; and (ii) for Redemption Requests received on or after January 1, 2026 and on or before December 31, 2026, $900.00, plus accrued but unpaid interest.

(c)
No later than ten (10) business days following its receipt of a Redemption Request, the Company shall mail a notice to the Redeeming Holder notifying such holder whether its Series A Bonds are to be redeemed. The notice shall state that it is a notice of redemption, identify the Series A Bonds to be liquidated and shall state:

(1)
the Redemption Date;

(2)
the name and address of the Paying Agent; and

(3)
that if the Series A Bonds to be redeemed have been issued in certificated form, (other than in respect of a global certificate issued to a Depositary), such certificate(s) must be surrendered to the Paying Agent to collect the redemption price.

(d)
No later than the day before the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all Series A Bonds to be redeemed on that date. Unless the Company shall default in the payment of the Redemption Price on the Series A Bonds to be redeemed, Interest on such Series A Bonds shall cease to accrue after the Redemption Date.

(e)
Except as set forth in this Section 6 and Section 7 below, and Section 3.04 of the Indenture, the Company shall not be required to make mandatory redemptions with respect to the Series A Bonds.

SECTION 7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Company will be required to offer to purchase all of the outstanding Series A Bonds. We must offer to repurchase the Series A Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus any Contingent Interest Payment due to such holder of Series A Bonds, plus (i) 1.02 times the then outstanding principal amount of the Series A Bonds if such Series A Bonds are at least four years from the Maturity Date; (ii) 1.015 times the then outstanding principal amount of the Series A Bonds if such Series A Bonds are at least three years, but no more than four years, from the Maturity Date; (iii) 1.01 times the then outstanding principal amount of the Series A Bonds if such Series A Bonds are at least two years, but no more than three years, from the Maturity Date; and (iv) the then outstanding principal amount of the Series A Bonds if no more than two years from the Maturity Date.

(b) The Company will repurchase any Bonds pursuant to Section 3.04 of the Indenture at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus any Contingent Interest Payment due to such holder of Series A Bonds, plus the then outstanding principal amount such Series A Bonds.

SECTION 8. Denominations, Transfer Exchange. The Series A Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Series A Bonds may be registered and Series A Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Series A Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Series A Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Series A Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Series A Bonds for a period of 15 days before a selection of Series A Bonds to be redeemed.

SECTION 9. Persons Deemed Owners. The registered holder of Series A Bonds may be treated as its owner for all purposes.

SECTION 10. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Series A Bonds then outstanding. Without notice to or consent of any holder of Series A Bonds, the parties thereto may amend or supplement the Indenture and the Series A Bonds as provided in the Indenture.

SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Series A Bonds may declare the principal of, premium, if any, and accrued interest on the Series A Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. Holders of Series A Bonds may not enforce the Indenture or the Series A Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Series A Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Series A Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The holders of a majority of the Series A Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Series A Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2).

SECTION 12. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Series A Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Series A Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Series A Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Series A Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a holder of Series A Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to holders of Series A Bonds. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 17. Registered Form. The Series A Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 18. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Company will furnish to any holder of Series A Bonds upon written request and without charge a copy of the Indenture.